SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                             FORM 15

  Certification and Notice of Termination of Registration under
     Section 12(g) of the Securities Exchange Act of 1934 or
Suspension of Duty to File Reports Under Sections 13 and 15(d) of
               the Securities Exchange Act of 1934

                                   Commission File Number 1-12940

                     RF POWER PRODUCTS, INC.
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     (Exact name of registrant as specified in its charter)

           1007 LAUREL OAK ROAD, VOORHEES, N.J. 08043
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   (Address, including postal ZIP code, and telephone number, including area code, of registrant's principal executive offices)

             COMMON STOCK, PAR VALUE $.01 PER SHARE
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    (Title of each class of securities covered by this Form)

                              NONE
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 (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)     [X]           Rule 12h-3(b)(1)(ii)    [ ]
Rule 12g-4(a)(1)(ii)    [ ]           Rule 12h-3(b)(2)(i)     [ ]
Rule 12g-4(a)(2)(i)     [ ]           Rule 12h-3(b)(2)(ii)    [ ]
Rule 12g-4(a)(2)(ii)    [ ]           Rule 15d-6              [ ]
Rule 12h-3(b)(1)(i)     [X]

     Approximate number of holders of record as of the
certification or notice date:        1

      Pursuant to the requirements of the Securities Exchange Act
of    1934,   RF   Power   Products,   Inc.   has   caused   this
certification/notice  to  be  signed  on  its   behalf   by   the
undersigned duly authorized person.

Date:   October 15, 1998          By:    /s/ Richard P. Beck
       ------------------                   -----------------
                                  Name:   Richard P. Beck
                                  Title:  Treasurer and Secretary